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EXHIBIT 5.1

[HELLER EHRMAN WHITE & McAULIFFE LLP LETTERHEAD]

September 26, 2003

Board of Directors
Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, OR 97007

Gentlemen:

        In connection with the registration of 250,000 shares of common stock, no par value (the "Common Stock"), of Metro One Telecommunications, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on September 26, 2003, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1999 Employee Stock Purchase Plan (the "1999 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that such shares of Common Stock to be offered pursuant to the 1999 Plan, when such shares have been delivered against payment therefor as contemplated by the 1999 Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                      Very truly yours,

                      /s/ Heller Ehrman White & McAuliffe LLP

                      Heller Ehrman White & McAuliffe LLP

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  EXHIBIT 5.1